Exhibit 5


                      [McDermott, Will & Emery Letterhead]



marchFirst, Inc.
311 South Wacker Drive
Suite 3500 Chicago, IL 60606-6618 Ladies and Gentlemen:

                  We have acted as counsel for marchFirst, Inc. (the "Company") in connection with the preparation and filing of a Registration Statement on Form S-8 (the "Registration Statement") for the registration under the Securities Act of 1933, as amended, of 25,000,000 shares of the Company's Common Stock, par value $1.00 per share (the "Common Stock"), which may be issued pursuant to the Company's 1995 Incentive Stock Plan (the "ISP"), the Company's Amended and Restated Employee Stock Purchase Plan (the "ESPP) and the 2000 Supplemental Option Arrangement (the "SOA"). The ISP, ESPP and SOA are collectively referred to as the Plans.

                  We have examined or considered:

         1. A copy of the Company's Amended and Restated Certificate of Incorporation;

         2.       A copy of the Company's Second Amended and Restated By-Laws;

         3. Copies of resolutions duly adopted by the Board of Directors of the Company adopting the Plans; and

         4.       Copies of the Plans.

                  In addition to the examination outlined above, we have reviewed such additional matters and have ascertained or verified, to our satisfaction, such additional facts as we deemed necessary or appropriate for the purposes of this opinion.

                  We are of the opinion that the Common Stock, when issued pursuant to and in accordance with the terms of the respective Plans and against payment of the purchase price provided for therein, will be legally issued, fully paid and nonassessable.

                  We hereby consent to the reference to our firm in the Registration Statement and to the filing of this opinion by the Company as an Exhibit to the Registration Statement.

                                       Yours very truly,


                                       /s/ McDermott, Will & Emery
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